Exhibit 99

MERCANTILE BANK CORPORATION

STOCK INCENTIVE PLAN OF 2023

SECTION 1

Establishment of Plan; Purpose Of Plan

1.1         Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2023 for certain of its Employees and its Directors. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based awards and stock-related awards.

1.2         Purpose of Plan. The purpose of the Plan is to provide Employees and Directors with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Employees and Directors with the interests of the Company's shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.

1.3         Approval of Plan and Incentive Awards. The Plan will be effective upon approval by the Company's shareholders. The Plan contemplates that Directors may be Participants and that the Directors, as members of either the Board or of a committee of the Board, may approve grants of Incentive Awards to Directors. Approval of the Plan by the Company's shareholders shall constitute authorization and approval of such grants.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1         "Act" means the Securities Exchange Act of 1934, as amended.

2.2         "Affiliate" means any organization controlling, controlled by or under common control with the Company.

2.3         "Board" means the Board of Directors of the Company.

2.4         "Cause" means "Cause" as defined in a Participant's written employment agreement with the Company or a Subsidiary and, in the absence of such agreement or definition, means, with respect to termination of employment, (1) willful continued failure to perform or willful poor performance of duties (other than due to Disability) after warning and reasonable opportunity to meet reasonable required performance standards; (2) gross negligence causing or putting the Company or any Affiliate at risk of significant damage or harm; (3) misappropriation of or intentional damage to the property of the Company or any Affiliate; (4) conviction of a felony (other than negligent vehicular homicide); (5) intentional act or omission that the Participant knows or should know is significantly detrimental to the interests of the Company or any Affiliate; (6) removal of an Employee by order of or at the direction of a regulatory agency having jurisdiction over the Company or any of its Subsidiaries; or (7) material violation of any employment agreement between the Company (or any Affiliate) and the Participant. The existence of Cause for termination of employment shall in each case be determined by the Committee in its sole discretion and consistent with the definition set forth in this Section 2.4. The Committee may make such determination before or after the termination of employment.

A Director will be removed for "Cause" for purposes of this Plan if and only if he or she has been removed for cause in compliance with the Company's Articles of Incorporation and applicable law.

2.5         "Change in Control," unless otherwise defined in an Incentive Award agreement, means (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 30% or more of the outstanding Common Stock or the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors; (c) a reorganization, merger or consolidation other than such a transaction (i) that is done for the purpose of reincorporation or (ii) after which the Company's shareholders immediately prior to the transaction continue to beneficially own more than 50% of the total fair market value and total voting power of the outstanding capital stock of the entity surviving the transaction; (d) a complete liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company; or (e) an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act.

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2.6         "Code" means the Internal Revenue Code of 1986, as amended. Each reference herein to a section or sections of the Code shall, unless otherwise noted, be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.7         "Committee" means the Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two Directors and all of its members shall be "non-employee directors" as defined in Rule 16b-3 issued under the Act and, if the Company's Common Stock is listed for trading on Nasdaq, an "independent director" as defined in the Nasdaq listing standards.

2.8         "Common Stock" means the Company's common stock, no par value.

2.9         "Company" means Mercantile Bank Corporation, a Michigan corporation, and its successors and assigns.

2.10         "Continuing Directors" means the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company's shareholders was approved by a vote of a majority of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.11         "Director" means a member of the Board.

2.12         "Disability" means a permanent disability as determined by the Committee in its discretion. Notwithstanding the foregoing, with respect to an incentive stock option, "Disability" means permanent and total disability as defined in Code Section 22(e)(3).

2.13         "Employee" means an employee of the Company or one of its Subsidiaries.

2.14         "Employee Benefit Plan" means any plan or program established by the Company or a Subsidiary for the compensation or benefit of Employees.

2.15         "Excluded Holder" means the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

2.16         "Good Reason" means "Good Reason" as defined in a Participant's written employment agreement and, in the absence of such agreement or definition, means any of the following that occurs coincident with or following a Change in Control, if not cured and corrected by the Company or its successor within 30 days after written notice thereof by the Participant to the Company or its successor: (a) material diminution in the Participant's authority, duties or responsibilities as compared to immediately prior to the occurrence of the Change in Control; (b) material reduction in the Participant's annual base salary, as in effect on the effective date of the Change in Control, other than a reduction applied "across the board" to all similarly situated Employees; (c) any requirement that the Participant relocate, by more than 50 miles, the principal location from which the Participant performs services for the Company or Subsidiary as compared to such location immediately prior to the occurrence of the Change in Control; provided, however, that notwithstanding subsection (a) above, the Participant will not have "Good Reason" to terminate employment merely because the Participant is no longer a senior executive of a public company and/or has a change in title, duties, authority, responsibilities or reporting structure as a result of the transaction (including having a reporting relationship within a larger company) provided that the Participant retains a substantially similar level of responsibilities over the other portions and areas of the business for which he or she exercised responsibility prior to the transaction.

2.17         "Incentive Award" means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

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2.18         "Market Value" shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee in a manner consistent with the valuation principles of Section 409A of the Code except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.19         "Mature Shares" means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

2.20         "Nasdaq" means the NASDAQ National Market, or if the Common Stock is not listed for trading on the NASDAQ National Market on the date in question, then such other United States-based quotation system or stock exchange on which the Common Stock may be traded on the date in question.

2.21         "Participant" means an Employee or Director who is granted an Incentive Award under the Plan.

2.22         "Performance Awards" means Incentive Awards granted pursuant to Section 10.

2.23         "Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

2.24         "Performance Period" means the period of time, as the Committee may select, during which the Performance Goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award designated as a Performance Award.

2.25         "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.26         "Plan" means the Mercantile Bank Corporation Stock Incentive Plan of 2023 as set forth herein, as it may be amended from time to time.

2.27         "Restricted Period" means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.28         "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.29         "Restricted Stock Unit" means an award to a Participant pursuant to Section 7 of the Plan and described as a "Restricted Stock Unit" in Section 7.

2.30         "Retirement" means the voluntary termination of employment by a Participant after he or she has attained the age of 65 or such other age as may be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.31         "Stock Appreciation Right" or "SAR" means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, in an amount equal to or otherwise based on the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the award is granted.

2.32         "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

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2.33         "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.34         "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term "Subsidiary" includes present and future Subsidiaries of the Company.

2.35         "Termination" of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the Employee's right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries after such date and "Cessation" of service as a Director shall occur on the effective date of the removal or resignation of the Director from the Board. The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee's right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Employee or Director.

SECTION 3

Administration

3.1         Power and Authority. The Committee shall administer the Plan, and subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan. Any power or authority of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such power or authority would cause any Incentive Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who are members of the Committee or Employees of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall prescribe, amend and rescind rules and regulations for the conduct of its business and shall define terms not otherwise defined herein, in each case as it considers advisable.

3.2         Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards including, without limitation: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; (e) the target number of shares to be granted pursuant to a Performance Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of shares earned by a Participant pursuant to a Performance Award at the end of the Performance Period; and (f) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

Except for Incentive Awards granted with respect to a maximum of five percent (5%) of the shares authorized in the first sentence of Section 4.1 and any shares granted to members of the Board or members of the board of directors of a Subsidiary, Incentive Award agreements shall not provide for vesting prior to the first anniversary of the grant date, provided, that the Committee may provide for shorter or earlier vesting in connection with a Change in Control, death, Disability, Retirement or other event or circumstance that the Committee determines to be appropriate.

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3.3         Amendments or Modifications of Incentive Awards. Subject to Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided that such actions do not cause an Incentive Award not otherwise subject to Section 409A of the Code to become subject to Section 409A of the Code. The Committee shall without limitation, have the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 will be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of the new grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards (such grant of new Incentive Awards will be considered to be a new grant for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of the new grant); provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants.

3.4         Indemnification of Committee Members. No member or former member of the Committee, or any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or was a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.4 shall not be construed as limiting the Company's or any Subsidiary's ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1         Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be 500,000 shares of Common Stock. Up to a maximum aggregate of 500,000 shares may be granted as incentive stock options. Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company.

To the extent that any Incentive Award is forfeited, terminates, expires or lapses instead of being exercised, or any Incentive Award is settled for cash, the shares subject to such Incentive Awards not delivered as a result thereof shall again be available for Incentive Awards under this Plan. If the exercise price of any Stock Option or Stock Appreciation Right and/or the tax withholding obligations relating to any Incentive Award are satisfied by delivering shares (either actually or through a signed document affirming a Participant's ownership and delivery of such shares) or withholding shares relating to such Incentive Award, the gross number of shares subject to the Incentive Award shall nonetheless be deemed to have been granted for purposes of the first sentence of this Section 4.1.

4.2         Limitation on Incentive Awards. Subject to adjustment as provided in Section 4.3 of the Plan, (a) no Participant (other than a non-employee Director) shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, and (b) the maximum aggregate number of shares of Common Stock subject to Incentive Awards granted during a calendar year to a non-employee Director shall not exceed a total value of $100,000 (based on the Market Value of the Common Stock on the grant date.)

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4.3         Adjustments.

(a)         Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Incentive Awards and available for issuance under the Plan, and the limitation provided in Section 4.2, together with applicable exercise prices and base prices, shall be adjusted in such manner and at such time as shall be equitable under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respec‐tive Incentive Awards.

(b)         Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitaliza‐tion, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1         Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee, in its sole discretion, may establish vesting schedules (i) based upon Company performance, or (ii) that extend over a period of time selected by the Committee. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in relevant sections of the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. No Stock Option granted to a Director who is not an Employee shall be considered an incentive stock option under Section 422(b) of the Code.

5.2         Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3         Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value (or such higher amount as may be necessary under Section 5.5 below). The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

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5.4         Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in Mature Shares or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5         Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

5.6         Limits on Exercisability. Except as set forth in Section 5.5, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.7         Restrictions on Transferability.

(a)         General. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the stock option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant's employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option.

(b)         Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or "claw-back" provisions, and restrictions under applicable federal or state securities laws.

5.8         Termination of Employment or Cessation of Directorship Status. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a)         General. If a Participant ceases to be a Director or an Employee for any reason other than the Participant's death, Disability, Retirement (in the case of Employees only) or termination for Cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment or directorship status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b)         Death. If a Participant dies while an Employee or Director, the Stock Option issued to such Participant shall be automatically 100% vested and shall be exercisable in accordance with its terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death, but not beyond the original terms of the Stock Option. If a Participant dies after the termination of employment or directorship other than for Cause but during the time when the Participant could have exercised a Stock Option, the Stock Option shall be exercisable in accordance with its terms by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment or directorship, whichever first occurred, and not beyond the original terms of the Stock Option.

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(c)         Disability. If a Participant ceases to be an Employee or Director of the Company or one of its Subsidiaries due to the Participant's Disability, the Stock Options issued to such Participant shall be automatically 100% vested and the Participant may exercise his or her Stock Options in accordance with their terms for one year following such termination of employment or directorship, but not beyond the original terms of the Stock Options.

(d)         Participant Retirement. If a Participant Retires as an Employee, the Participant shall be automatically 100% vested in the Stock Options granted under the Plan to that Participant. The number of vested Stock Options may be exercised in accordance with their terms during the remaining terms of the Stock Options. If an incentive stock option is exercised after the expiration of the three-month period after such Retirement, the Stock Option will thereafter be treated as a non-qualified option.

(e)         Termination for Cause. If a Participant's employment is terminated for Cause or the Participant is removed as a Director for Cause, the Participant shall have no further right to exercise any Stock Options previously granted and all of the Participant's outstanding Stock Options shall automatically be forfeited and returned to the Company. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination or removal is for Cause.

SECTION 6

Stock Appreciation Rights

6.1         Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

6.2         Exercise; Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceed the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units

7.1         Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of one or more performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate, but in no case shall the Committee provide for any deferral of compensation after such conditions and terms are satisfied. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of one or more performance goals established by the Committee pursuant to Section 10) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

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7.2         Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Shares of Restricted Stock not evidenced by a certificate shall be recorded in "book entry" form in the Company's stock records. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

7.3         Vesting. The grant, issuance, retention and vesting of shares of Restricted Stock and Restricted Stock Units and the settlement of Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or Performance Goals as deemed appropriate by the Committee. In no event shall the grant, issuance, retention, vesting or settlement of shares of Restricted Stock or Restricted Stock Units that is based on Performance Goals or a level of achievement measured against Performance Goals be subject to a performance period of less than one year. No condition that is based upon continued employment or the passage of time shall provide for vesting or settlement in full of Restricted Stock or Restricted Stock Units over a period of less than one year from the date the Award is made, other than as a result of or upon the death, Disability or Retirement of the Participant or a Change in Control.

7.4         Termination of Employment or Cessation of Directorship Status. Unless the Committee otherwise consents or permits (before or after the grant or Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a)         General. Except as set forth in Section 7.4(b) or (c) below, if a Participant ceases to be a Director or Employee during the Restricted Period, the Participant shall have no further right to retain or receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b)         Death, Disability or Retirement at or After Age 65. If a Participant's employment or directorship with the Company is terminated or ceases because of death, Disability or (in the case of Employees only) Retirement at or after age 65 during the Restricted Period, then all restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically as to all of the respective number of such shares or Restricted Stock Units granted to such Participant and those shares or Restricted Stock Units shall become immediately fully vested and nonforfeitable.

(c)         Termination Not for Cause or Retirement Prior to Age 65. If the Company terminates a Participant's employment other than for Cause, or a Participant terminates employment because of Retirement at or after age 62 with five or more years of service with the Company (or a predecessor), then all restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of Performance Goals, then the restrictions shall not lapse until the end of the applicable Performance Period and then only after it is determined that the Company shall have attained such Performance Goals. All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company. The Committee may, in its sole discretion, waive the restrictions remaining on and forfeiture of any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the termination of a Participant.

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(d)         Termination for Cause. If a Participant's employment or service as a Director is terminated for Cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for Cause.

7.5         Restrictions on Transferability.

(a)         General. Unless the Committee otherwise consents or permits or unless the terms of the restricted stock or restricted stock unit agreement or grant provide otherwise: (i) neither shares of Restricted Stock nor Restricted Stock Units may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant or his or her guardian or legal representative.

(b)         Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock or issuable pursuant to Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or "claw-back" provisions, and restrictions under applicable federal or state securities laws.

7.6         Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant's share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Mercantile Bank Corporation Stock Incentive Plan of 2023 (the "Plan"). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.7         Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant's restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock or Common Stock subject to awards of Restricted Stock Units shall be made no later than the end of the calendar year in which the dividends are paid to shareholders, or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

7.8         Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are issued and outstanding shares on the Company's stock ledger.

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SECTION 8

Stock-Based Awards

8.1         Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, but in no case shall the Committee provide for any deferral of compensation after such conditions and terms are satisfied. Notwithstanding the previous sentence, Stock Awards shall be settled no later than the 15th day of the third month after the awards vest. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2         Rights as a Shareholder.

(a)         Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the end of the calendar year in which the dividends are paid to shareholders, or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

(b)         General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

If a Change in Control occurs, the parties may agree that outstanding Incentive Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Incentive Award, provided that (a) if the assumed or substituted award is a Stock Option or a Stock Appreciation Right, the number of shares and exercise/base price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Incentive Award is not a Stock Option or a Stock Appreciation Right, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company's outstanding shares of Common Stock. If the original Incentive Award is subject to the satisfaction of any performance conditions, then, unless the Committee determines otherwise, such performance conditions shall be deemed to have been satisfied at the target performance level for purposes of determining the extent to which the Incentive Award is earned. If, within one year following a Change in Control, a Participant's employment or other service terminates due to death or Disability or is terminated by the Company or a successor or acquiring company (or any of its or their Affiliates) without Cause or by the Participant for Good Reason, then any outstanding assumed or substitute awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Stock Options and Stock Appreciation Rights will remain outstanding for at least 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms.)

Unless the Committee, acting in its discretion, prescribes an economically equivalent alternative approach, if a Change in Control occurs and if the parties do not agree that an outstanding Incentive Award shall be assumed or substituted by the successor or acquiring company (or a parent company thereof) pursuant to this Section, then such Incentive Award will be deemed fully vested and any performance conditions applicable to such Incentive Award will be deemed satisfied at the target performance level for purposes of determining the extent to which the Incentive Award is earned. Each such Incentive Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per share consideration received by the holders of outstanding shares in the Change in Control transaction, reduced in the case of a Stock Option or Stock Appreciation Rights by the exercise or base price for such shares. No consideration will be payable in respect of the cancellation of a Stock Option or Stock Appreciation Right with an exercise or base price per share that is equal to or greater than the value of the Change in Control transaction consideration per share. The amount payable with respect to the cancellation of an outstanding Incentive Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor of acquiring company (or a parent company thereof).

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SECTION 10

Performance Awards

10.1         Performance Awards. The Committee may condition the value or vesting of an Incentive Award upon the achievement of one or more Performance Goals, which such Incentive Award shall constitute a Performance Award for purposes of the Plan. Performance Awards may be awarded either alone or in addition to other Incentive Awards granted under the Plan. A Performance Award shall be evidenced by an Award agreement, the terms and provisions of which may differ among Participants. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock subject to a Performance Award; (ii) the Performance Period applicable to any Performance Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Incentive Award.

10.2         Evaluation of Performance. The number of shares of Common Stock earned by a Participant under a Performance Award will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

Section 11

General Provisions

11.1         No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

11.2         Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and other withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, taxes on income deemed to be recognized as a result of grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate. In addition, the Company may reasonably delay the issuance or delivery of shares of Common Stock pursuant to an Incentive Award as it determines appropriate to address tax withholding and other administrative matters.

11.3         Compliance with Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

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11.4         No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting, continuing in effect or discontinuing other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

11.5         No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained as an Employee or Director of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

11.6         No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.7         Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 60 days while the termination for Cause of that Participant's employment with the Company and its Subsidiaries is under consideration or while the removal for Cause of the Participant as a Director is under consideration.

11.8         Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.9         Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

11.10         409A. The terms and conditions of all grants under the Plan shall be designed to comply with the applicable requirements, if any, of Code Section 409A. To the extent that any amount or benefit that constitutes "deferred compensation" to a Participant under Code Section 409A or is otherwise payable or distributable to a Participant under the Plan or any Incentive Award agreement solely by reason of the occurrence of a change in control of the Company or due to the Participant's disability or "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h)), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control, disability or separation from service meet the definition of a change in ownership or effective control, disability or separation from service, as the case may be, in Code Section 409A(a)(2)(A) and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a specified employee (as hereinafter defined and as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the specified employee's separation from service (or, if earlier upon the specified employee's death) unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise. A "specified employee" means a specified employee as defined in Code Section 409A(a)(2)(B) and applicable regulations under Code Section 409A, determined in accordance with procedures established by the Committee and applied uniformly with respect to all plans maintained by the Company that are subject to Code Section 409A.

11.11.         Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Incentive Award agreement, Incentive Awards and benefits otherwise provided by Incentive Awards made under the Plan shall be subject to the Company's incentive compensation “claw-back” policies as in effect from time to time, and, as applicable, the “claw-back” requirements of Section 954 of the Dodd-Frank Act. In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award agreement, in accordance with the Company’s incentive compensation “claw-back” policies. By accepting an Award, the Participant is agreeing to be bound with the Company’s incentive compensation “claw-back” policies, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

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11.12         No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Incentive Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

SECTION 12

Termination and Amendment

12.1         Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) except as provided in Section 4.3, reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively, (ii) except as provided in Section 4.3, reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, or (iii) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable Nasdaq rules, and provided further that the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Code Section 409A.

12.2         No Impairment. Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder's consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect March 23, 2023, subject to approval by the shareholders at the 2023 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after March 23, 2033.

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